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                                                                    EXHIBIT 99.2
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                                                   [LOGO]

                                                   CB Richard Ellis, Inc.
Sent Via Email                                     200 North Sepulveda Boulevard
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                                                   Suite 300
                                                   El Segundo, CA 90245-4380
M e m o                                            T 310 563 8675
                                                   F 310 563 8670
                                                   rwirta@cbrichardellis.com
                                                   -------------------------

                                                   Ray Wirta
                                                   Chief Executive Officer

Date:     13 November 2000
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To:       All CBRE Employees
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Subject:  BLUM CAPITAL PARTNERS' PROPOSAL FOR
          BUYOUT OF CB RICHARD ELLIS
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As you are most likely aware from the press release issued today (copy enclosed), Blum Capital Partners in conjunction with myself, Brett White and additional investors presented a proposal late Friday to acquire the company. Blum Capital is currently a significant CB Richard Ellis shareholder whose management includes Dick Blum. The investor group also includes Freeman Spogli & Co., whose management includes Brad Freeman; the Koll Holding Company, controlled by Don Koll; and Fred Malek. Under the terms of the Blum proposal the group offers to purchase all publicly issued CB Richard Ellis stock. The group also intends to offer employees the opportunity to participate as equity investors in the company.

There are several reasons I have decided to participate in and support the proposal. First, I believe it will enhance our company's flexibility in operating existing businesses and in developing new ones. Second, it eliminates the need to manage to quarterly expectations by public stockholders. Finally, the fact that organizations of the stature of Blum Capital Partners and Freeman Spogli & Co. are prepared to back the company, I believe, can only enhance our reputation and effectiveness.

To evaluate this proposal appropriately and objectively, the Board of Directors on Friday appointed Stan Anderson and Paul Leach, two existing directors, to head a Special Committee responsible for evaluating the Blum proposal and any other proposals and alternatives. The Special Committee will retain independent legal and investment counsel as part of the process.

The Special Committee will begin their assessment of the Blum proposal and ultimately will provide a response to this or any other offer that may arise. The Special Committee's evaluation process could take several months and, if a proposal were adopted, would ultimately require the approval of the company's stockholders. Throughout this evaluation period it is business as usual. It is our sincerest intent and our belief that employees and clients should experience no impacts while the Special Committee carries out its responsibilities.

Within the legal and regulatory restrictions associated with this type of transaction it is our goal to keep you informed of the process and keep communications open. As appropriate, subject to legal parameters, we will provide updates regarding the process. Attached you will find a Question and Answer (Q&A) document which will hopefully answer many of your questions. I urge you to use all information provided to you to keep yourself informed and prepared to answer the questions of your clients or other important business relationships.

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Should you have any specific or immediate questions please direct them to your local management or to myself on the company Intranet's CEO Chat page (http://www.navigator.cbrichardellis.com/ceochat).

ENCLOSURES
RW/nf